FOR IMMEDIATE RELEASE                                                                                                                                                                      Exhibit 99.1

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Fiscal 2007 Operating Results

BURLINGTON, August 30, 2007 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the “Company”), a nationwide retailer based in Burlington, New Jersey, today announced its results for the its fiscal year ended June 2, 2007.

The Company experienced a decrease in net sales for the 52 week period ended June 2, 2007 compared with the 53 week period ended June 3, 2006. Net sales were $3.40 billion for fiscal 2007 (52 weeks) and $3.44 billion for fiscal 2006 (53 weeks), a 1.0% decrease. However, comparing the period ended June 2, 2007 with the corresponding 52 week period ended June 3, 2006 would show that net sales for the fiscal 2007 period increased $14.9 million (0.4%).

The Company experienced a 2.2% comparative store sales decrease from the comparative period of a year ago due to unseasonably warm weather in November and December, unseasonably cool weather in April and the impact of the Company’s new cash back return policy.

The Company recorded a net loss of $47.2 million for the period ended June 2, 2007 compared with net income of $67.2 million for the 53 week period ended June 3, 2006. The primary drivers of this net loss were increases in interest, depreciation, and amortization expenses incurred in connection with the financing of the Merger Transaction, as well as impairment charges recorded related to underperforming stores.

As of June 2, 2007, we operated 379 stores under the names “Burlington Coat Factory Warehouse” (359 stores), “MJM Designer Shoes” (17 stores), “Cohoes Fashions” (2 stores), and “Super Baby Depot” (1 store) in 44 states.

About Burlington Coat Factory

We are a nationally recognized retailer of high-quality, branded apparel at every day low prices. We opened our first store in Burlington, New Jersey in 1972, selling primarily coats and outerwear. Since then, we have expanded our store base to 379 stores in 44 states, and diversified our product categories by offering an extensive selection of in-season, fashion-focused merchandise, including: ladies sportswear, menswear, coats, family footwear, baby furniture and accessories, as well as home décor and gifts.  All stores are company-operated, and nearly all are located in high traffic areas such as strip malls and shopping centers in various locations.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, changes in customer demand for products, changes in raw material and equipment costs and availability, seasonal changes in customer demand, pricing actions by competitors and general changes in economic conditions; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Burlington Coat Factory Investments Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations
(All amounts in thousands)

	*(Successor)		*(Predecessor)
	Year Ended June 2, 2007	April 13, 2006 to June 3, 2006	May 29, 2005 to April 12, 2006	Year Ended May 28, 2005
REVENUES:
Net Sales	$3,403,407	$421,180	$3,017,633	$3,171,242
Other Revenue	38,238	4,066	27,675	28,598

	3,441,645	425,246	3,045,308	3,199,840

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization)	2,125,160	266,465	1,916,798	1,987,159
Selling and Administrative Expenses	1,062,468	154,691	897,231	957,759
Depreciation	130,398	18,097	78,804	88,995
Amortization	43,689	9,758	494	98
Impairment Charges	24,421	—	—	863
Interest Expense	134,313	18,093	4,609	7,334
Other Income, Net	(6,180)	(4,876)	(3,572)	(14,619)

	3,514,269	462,228	2,894,364	3,027,589

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Tax	(72,624)	(36,982)	150,944	172,251
Provision for (Benefit from) Income Tax	(25,425)	(9,816)	56,605	66,204

Income (Loss) from Continuing Operations	(47,199)	(27,166)	94,339	106,047
Loss From Discontinued Operations, Net of Tax Benefit of $112 in 2005	—	—	—	(1,014)

Net Income (Loss)	(47,199)	(27,166)	94,339	105,033
Net Unrealized Gain (Loss) on Investments, Net of tax	—	—	(4)	2

Total Comprehensive Income (Loss)	$(47,199)	(27,166)	$94,335	$105,035

* Predecessor/Successor Presentation.  Although Burlington Coat Factory Warehouse Corporation continued as the same legal entity after the Merger Transaction, the Selected Financial Data for fiscal year 2006 provided is presented for two periods: Predecessor and Successor, which relate to the period preceding the Merger Transaction, which occurred on April 13, 2006.  The financial data provided refers to the operations of the Company and its subsidiaries for both the Predecessor and Successor periods.

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations and cash flows. The Company has provided this additional information to assist the reader in understanding our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing the notes offered hereby, as well as various covenants related to our new senior secured credit facilities. The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

Historical  EBITDA and Adjusted EBITDA are calculated as follows:

	*Predecessor				*Successor	Combined	*Successor

	Twelve Months Ended 5/31/03	Twelve Months Ended 5/29/04	Twelve Months Ended 5/28/05	Period from 5/29/05 to 4/12/06	Period from 4/13/06 to 06/03/06	Twelve Months Ended 6/03/06	Twelve Months Ended 6/02/07
Income (Loss) from Continuing Operations	$70,512	$72,339	$106,047	$94,339	$(27,166)	$67,173	$(47,199)
Interest Expense	2,779	5,863	7,334	4,609	18,093	22,702	134,313
Provision (Benefit) for Income Tax	42,820	42,641	66,204	56,605	(9,816)	46,789	(25,425)
Depreciation	69,148	83,915	88,995	78,804	18,097	96,901	130,398
Impairment	-	-	863	-	-	-	24,421
Amortization	31	75	98	494	9,758	10,252	43,689
EBITDA	$185,290	$204,833	$269,541	$234,851	$8,966	$243,817	$260,197
Other Income, Net (a)				(3,572)	(4,876)	(8,448)	(6,180)
Transaction-Related Expenses (b)				1,051	14,634	15,685	390
Non-cash Straight-line Rent Expense					1,443	1,443	9,431
Retention Bonus					2,208	2,208	13,854
Writedown and Amortization of “Old” Deferred Financing Fees (c)				467		467
Advisory Fees (d)					506	506	4,119
Stock Option Expense							2,856
Professional Fees (f)							1,864
Unusual Out-of-Period Use Tax Settlement (e)				1,123	-	1,123	-

Adjusted EBITDA				$233,920	$22,881	$256,801	$286,531

(a)
Represents certain income and expense items included in reported EBITDA, which consist of interest income, gains/losses on asset dispositions, a litigation settlement, hurricane related costs, release of store credit/gift certificate liability and other miscellaneous items.

(b)	Represents third party costs (primarily legal) incurred in connection with the sale transaction.
(c)	Represents writedown and amortization of deferred financing fees related to our debt existing prior to the Transactions.
(d)	Represents the annual advisory fee of Bain Capital expensed during the fiscal year.
(e)	Represents an unusual out-of-period use tax settlement for tax years 1998 through 2002.
(f)	Represents professional fees associated with one-time restructuring costs.